Exhibit 10.1
THE BANK OF NEW YORK MELLON CORPORATION
The Bank of New York Mellon Corporation Long‑Term Incentive Plan
FORM OF PERFORMANCE SHARE UNIT AGREEMENT

The Bank of New York Mellon Corporation (the “Corporation”) and                                        , a key employee (the “Grantee”) of the Corporation, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, agree as follows:

SECTION 1: Performance Share Unit Award

1.1 Award. Subject to the terms and conditions set forth in this Performance Share Unit Agreement (this “Agreement”) and to the terms of The Bank of New York Mellon Corporation Long‑Term Incentive Plan (the “Plan”), the Corporation hereby awards to the Grantee                        performance share units (the “Grant Amount” of “PSUs” assuming achievement of 100% earnout), each representing a share of the Corporation’s common stock, par value $.01 (the “Common Stock”), on                               (the “Grant Date”), subject to adjustment as provided in Article IX of the Plan. Each of the PSUs is denominated as a single share of Common Stock with a value equal to one share of Common Stock. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan. The purpose of the Award is to incentivize each Grantee to align his or her interests with that of the Corporation and to reward the Grantee’s future contribution to the performance of the Corporation’s business.

1.2 Acceptance. The Grantee accepts the award confirmed hereby, and agrees to be bound by the terms and provisions of this Agreement and the Plan, as this Agreement and the Plan may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of this Agreement or the Plan shall, without the written consent of the Grantee, adversely affect the rights of the Grantee with respect to the award. If Grantee does not execute and deliver this Agreement to the Corporation on or before                            , this award will be forfeited. In such case, the Grantee will have no rights to this award and it will not be reinstated.

1.3 Dividend Equivalent Rights; No Voting. During the period prior to vesting, dividend equivalents shall be determined with respect to the PSUs as if reinvested as additional PSUs on the dividend payment date and shall be paid to the Grantee pursuant to Section 4 of this Agreement only if and to the extent that the underlying PSUs become vested as provided in this Agreement, and any remaining dividend equivalents shall be forfeited. In the event that the Grantee receives any additional PSUs as an adjustment with respect to the Grant Amount, such additional PSUs will be subject to the same restrictions as if granted under this Agreement as of the Grant Date and paid pursuant to Section 4 of this Agreement. During the period prior to vesting, the Grantee shall not be entitled to vote any shares represented by the PSUs. “Corporation”, when used herein with reference to employment of the Grantee, shall include any Affiliate of the Corporation.

SECTION 2: Restrictions on Transfer

2.1 Nontransferable. No PSUs awarded hereunder or any interest therein may be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a “Disposition”) by the Grantee until such time as this restriction lapses with respect to such PSUs pursuant to Section 3 hereof, and any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation without consideration of any PSUs as to which restrictions on Disposition shall at such time be in effect.

SECTION 3: Vesting, Risk Adjustment, Performance Period,
Forfeiture, Termination of Employment, Disability and Covenants

3.1 Vesting, Risk Adjustment, Performance Period and Forfeiture.

Vesting and Risk Adjustment. Subject to Sections 3.5 and 5.6 of this Agreement, PSUs (as may be adjusted from the Grant Amount by reference to the performance goals and the risk adjustment process) may be earned upon achievement of the performance threshold (the “Performance Threshold”) as set forth on Attachment A for the period [Insert Performance Period] (the “Performance Period”) and shall vest and the restrictions on Disposition shall lapse on the            anniversary of the Grant Date provided that the Grantee remains continuously employed by the Corporation through the close of business on                        and provided further that unvested PSUs are subject to forfeiture based upon the risk adjustment process each year and following completion of the Performance Period as set forth on Attachment B. Subject to Section 4.1, the vesting date may be delayed if and to the extent the determination of the earnout achieved as set forth on Attachment A or the risk adjustment process set forth on Attachment B are not completed by such date.

Forfeiture upon Termination of Employment. Subject to Sections 3.2 and 3.3 of this Agreement, upon the effective date of a termination of the Grantee’s employment with the Corporation occurring prior to              , all unvested PSUs shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation. The effective date of the Grantee’s termination shall be the date upon which the Grantee ceases to perform services as an employee of the Corporation, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation.

Forfeiture upon Termination of Employment for Cause. Notwithstanding anything to the contrary contained in this Agreement, upon the effective date of a termination of the Grantee’s employment with the Corporation for “Cause,” as defined in Section 3.4 below, all unvested PSUs shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation.

3.2 Specified Terminations of Employment.

Death. If Grantee’s employment with the Corporation is terminated by reason of the Grantee’s death (or if Grantee’s death occurs at any time while the PSUs remain subject to restrictions on Disposition), all unvested PSUs may vest as provided in Section 3.1 above following completion of the Performance Period and the balance of the PSUs that do not vest with respect to the Performance Period shall be deemed forfeited at the end of the Performance Period.

Age & Service Rule, Termination Providing Transition/Separation Pay prior to Age 55. If the Grantee’s employment with the Corporation terminates by reason of (i) a termination on or after the Grantee’s attainment of age 55 but prior to age 60, and the combination of the Grantee’s age and years of credited employment with the Corporation (including full and partial years of age and service) on the date of Grantee’s termination equals or exceeds 65, or (ii) a termination providing transition/separation pay from the Corporation prior to the Grantee’s attainment of age 55, a pro rata portion of the unvested PSUs may vest as provided in Section 3.1 above following completion of the Performance Period, contingent upon the Grantee’s compliance with the covenants provided in Section 3.5 hereof. If the Grantee fails to comply with such covenants, the PSUs shall immediately be forfeited. The pro rata portion that vests shall equal (i) the number of days from the first day of the Performance Period through the date upon which the Grantee’s employment is terminated, divided by (ii) 1,096, with the result multiplied by (iii) the number of PSUs, with that result multiplied by (iv) the applicable final earnout percentage as determined under Attachment A. The balance of the PSUs awarded shall be deemed forfeited at the end of the Performance Period. For the purposes of calculating the combination of the Grantee’s age and years of credited employment, partial years shall be determined based upon the number of days since the Grantee’s then prior birthday or the number of days of credited employment since the Grantee’s then prior anniversary, as the case may be.

Special Age Rule, Termination Providing Transition/Separation Pay after Age 55.  If the Grantee’s employment with the Corporation terminates by reason of (i) a termination on or after the Grantee’s attainment of age 60, or (ii) a termination providing transition/separation pay from the Corporation following the Grantee’s attainment of age 55, all unvested PSUs may vest as provided in Section 3.1 above following completion of the Performance Period, contingent upon the Grantee’s compliance with the covenants provided in Section 3.5 hereof. If the Grantee fails to comply with such covenants, the PSUs shall immediately be forfeited. The balance of the PSUs that do not vest with respect to the Performance Period shall be deemed forfeited at the end of the Performance Period.

Sale of Business. If the Grantee’s employment terminates by reason of a termination by the Corporation due to a sale of a business unit or subsidiary of the Corporation by which the Grantee is employed and the Grantee is not otherwise entitled to transition/separation pay from the Corporation, all unvested PSUs may vest as provided in Section 3.1 above following completion of the Performance Period. The balance of the PSUs that do not vest shall be deemed forfeited at the end of the Performance Period.

Change in Control. If the Grantee’s employment is terminated by the Corporation without “Cause,” as defined in Section 3.4 below, within two years after a Change in Control, as defined in Section 10.1 of the Plan, occurring after the Grant Date, all PSUs may vest as provided in Section 3.1 above following completion of the Performance Period. The earnout achieved shall be determined in good faith by the Committee, and following a Change in Control or other corporate-type event may include, without limitation, determinations with respect to the earnout calculation so as to preserve as nearly as practicable the intended effect of the Performance Threshold and performance goals. The balance of the PSUs that do not vest shall be deemed forfeited at the end of the Performance Period.

3.3 Disability. If the Grantee receives current benefits under the Corporation’s long‑term disability plan while any portion of this award remains unvested, all PSUs may vest as provided in Section 3.1 above following completion of the Performance Period. The balance of the PSUs that do not vest shall be deemed forfeited at the end of the Performance Period.

3.4 Cause Definition. Solely for purposes of this Agreement, “Cause” shall mean when the Corporation or any Affiliate determines, in its sole discretion, that:

(i) the Grantee has been convicted of, or has entered into a pretrial diversion or entered a plea of guilty or nolo contendere (plea of no contest) to a crime or offense constituting a felony (or its equivalent under applicable laws outside of the United States), or to any other crime or offense involving moral turpitude, dishonesty, fraud, breach of trust, money laundering, or any other offense that may preclude the Grantee from being employed with a financial institution;

(ii) the Grantee is grossly negligent in the performance of his or her duties or has failed to perform in any material respect the duties of his or her employment, including, without limitation, failure to comply with any lawful directive from the Corporation, other than by reason of incapacity due to disability or from any permitted leave of absence required by law;

(iii) the Grantee has violated the Corporation’s Code of Conduct or any of the policies of the Corporation governing the conduct of the Corporation’s business or his or her employment;

(iv) the Grantee has engaged in any misconduct which has the effect of being materially injurious to the Corporation, including, but not limited to, its reputation;

(v) the Grantee has engaged in an act of fraud or dishonesty, including, but not limited to, taking or failing to take actions intending to result in personal gain; or

(vi) if the Grantee is employed outside the United States and there are circumstances other than the above that warrant the immediate termination of his or her employment without any notice or payment in accordance with the terms of his or her employment agreement or Applicable Laws (as defined in Section 5.2).

3.5 Covenants. Grantee agrees to provide the Corporation with 90 days’ advance written notice of any voluntary termination of Grantee’s employment with the Corporation. Grantee agrees that for the period commencing on the effective date of Grantee’s termination of employment with the Corporation until the one‑year anniversary thereof or, if earlier, the vesting date, Grantee will not directly or indirectly (a) solicit or attempt to solicit or induce, directly or indirectly, (i) any current or prospective client of the Corporation or an Affiliate known to Grantee, to initiate or continue a client relationship with Grantee other than with the Corporation or Affiliate or to terminate or reduce its client relationship with the Corporation or Affiliate, or (ii) any employee of the Corporation or an Affiliate, to terminate such employee’s employment relationship with the Corporation or Affiliate in order to enter into a similar relationship with Grantee, or any other person or any entity, or (b) compete against the Corporation or an Affiliate in any capacity, whether as principal, agent, independent contractor, employee or otherwise, with any financial services industry company located within 1,000 miles of Grantee’s primary location of employment with the Corporation; provided, however, that the ownership of up to 5% of any class of the outstanding securities of any company the securities of which are listed on a national securities exchange (a “Public Company”) (including, for purposes of calculating such percentage, the voting securities owned by persons acting in concert with such person or otherwise constituting a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934) shall not be deemed a violation hereof provided that Grantee does not have an active role in the management of such Public Company. If the Grantee fails to comply with such covenants, the consequence shall be forfeiture of the unvested PSUs. Grantee agrees to advise any person or entity that seeks to employ Grantee of the terms of these covenants.

3.6 Continuation. For the avoidance of doubt, the provisions of Section 5.6 continue to apply without limitation in accordance with its terms notwithstanding any termination of employment or services under this Section 3.

SECTION 4: Settlement

4.1 Time of Settlement. Vested PSUs shall be settled within two and one-half months following the end of the Performance Period, contingent upon the Committee’s certification that the Performance Threshold was achieved, determination of the earnout achieved and subject to the individual per‑employee limitations included in the Plan; provided, however, if Grantee is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), upon separation from service and such settlement is conditioned upon a separation from service and not compensation Grantee could receive without separating from service, then settlement shall not be made until the first day following the six‑month anniversary of Grantee’s separation from service (or upon earlier death).

4.2 Form of Settlement. The PSUs, including any PSUs resulting from dividend equivalents, shall be settled in the form of Common Stock delivered in book‑entry form.

SECTION 5: Miscellaneous

5.1 No Right to Employment. Neither the award of PSUs nor anything else contained in this Agreement or the Plan shall be deemed to limit or restrict the right of the Corporation to terminate the Grantee’s employment at any time, for any reason, with or without Cause.

5.2 Compliance with Laws. Notwithstanding any other provision of this Agreement, the Grantee agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the PSUs awarded hereunder necessary to achieve compliance with applicable laws, regulations or relevant regulatory requirements or interpretations in effect from time to time (“Applicable Laws”). Any determination by the Corporation in this regard shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the U.S. Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the delivery of shares in book-entry form or otherwise therefore to comply with any Applicable

Laws. For the avoidance of doubt, the Grantee understands and agrees that if any payment or other obligation under or arising from this Agreement, including without limitation dividend equivalent rights, or the Plan is in conflict with or is restricted by any Applicable Laws, then the Corporation may reduce, revoke, cancel, clawback or impose different terms and conditions to the extent it deems necessary or appropriate, in its sole discretion, to effect such compliance. If the Corporation determines that it is necessary or appropriate for any payments under this Agreement to be delayed in order to avoid additional tax, interest and/or penalties under Section 409A of the Code, then the payments would not be made before the date which is the first day following the six (6) month anniversary of the date of the Grantee’s termination of employment (or upon earlier death).

5.3 Plan Governs. This is the Award Agreement contemplated in Section 2.3(b) of the Plan. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall govern. A copy of the Plan can be found on the Corporation’s equity award website or may be obtained from the Executive Compensation Division of the Corporation’s Human Resources Department. No amount of income received by the Grantee pursuant to the PSUs shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Corporation.

5.4 Liability for Breach. The Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 2.1 of this Agreement.

5.5 Tax Withholding. The Grantee must pay the amount of any federal, state, local or foreign income or employment taxes required to be withheld on the compensation income resulting from the award of, or lapse of restrictions on, the PSUs directly to the Corporation in cash upon request; provided, however, that where the restrictions on Disposition set forth in Section 2.1 of this Agreement have lapsed the Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the Common Stock otherwise deliverable to the Grantee or by delivering to the Corporation shares of its Common Stock having a Fair Market Value on the date the restrictions lapse equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied, in accordance with such rules as the Committee may prescribe. If the Grantee does not make such request, the Corporation will automatically net unless it has previously requested payment in cash. The Corporation may also establish rules, notwithstanding Sections 2.1 and 4.1 hereof, which may differ from those described above in the case of employment taxes if such taxes are deemed to be due before the lapse of restrictions on Disposition. The Corporation’s obligation to issue or credit shares to the Grantee is contingent upon the Grantee’s satisfaction of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements, notwithstanding the lapse of the restrictions thereon.

5.6 Forfeiture and Repayment. If, directly or indirectly:

(a) during the course of the Grantee’s employment with the Corporation, the Grantee engages in conduct or it is discovered that the Grantee engaged in conduct that is materially adverse to the interests of the Corporation, including failures to comply with the Corporation’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

(b) during the course of the Grantee’s employment with the Corporation and, unless the Grantee has post‑termination obligations or duties owed to the Corporation or its Affiliates pursuant to an individual agreement set forth in subsection (d) below, for one year thereafter, the Grantee engages in solicitation and/or diversion of customers or employees;

(c) during the course of the Grantee’s employment with the Corporation, the Grantee engages in competition with the Corporation or its Affiliates;

(d) following termination of the Grantee’s employment with the Corporation for any reason, with or without Cause, the Grantee violates any post-termination obligations or duties owed to the Corporation or its Affiliates or any agreement with the Corporation or its Affiliates, including without limitation, any employment agreement, confidentiality agreement or other agreement restricting post‑employment conduct; or

(e) any compensation that the Corporation has promised or paid to the Grantee is required to be forfeited and/or repaid to the Corporation pursuant to applicable regulatory requirements;

the Corporation may cancel all or any portion of this award with respect to the PSUs subject to restrictions on Disposition and/or require repayment of any shares (or the value thereof) or amounts which were acquired from the award. The Corporation shall have sole discretion to determine what constitutes grounds for forfeiture and/or repayment under this Section 5.6, and, in such event, the portion of this award that shall be cancelled and the sums or amounts that shall be repaid. For purposes of the foregoing, Grantee expressly and explicitly authorizes the Corporation to issue instructions, on Grantee’s behalf, to any brokerage firm and/or third party administrator engaged by the Corporation to hold the shares of Common Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares and/or other amounts to the Corporation.

5.7 Governing Law and Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, other than any choice of law provisions calling for the application of laws of another jurisdiction. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this grant is made and/or to be performed and agree to such other choice of forum provisions as are included in the Plan.

5.8 Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

5.9 Waiver. The Grantee acknowledges that a waiver by the Corporation of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

THE BANK OF NEW YORK MELLON CORPORATION

By:
[Name/Title]

GRANTEE

By:
[Name]

Attachment A
Performance Threshold and Goals

Performance Threshold

•	[Definition of applicable metrics]

•	No PSUs may be earned if the Performance Threshold is not achieved.

•	The Human Resources and Compensation Committee (“HRCC”) certifies Performance Threshold following the end of calendar year .

Performance Goals

[Complete as appropriate]

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The HRCC has the discretion to adjust the payout ranges to reflect the impact of any significant, unusual items on [the performance metrics] and share count.

Attachment B
Risk Adjustment/Forfeiture Decision Process

For any performance year in which the Grantee remains a covered employee, the Grantee’s risk performance will be assessed via a Risk Culture Summary Scorecard (“RCSS”) Score or a Performance Management Platform (“PMP”) Risk Goal Rating. If, in any year, the Grantee receives an RCSS Score of 4 or worse, or a PMP Risk Goal Rating of “Below Expectations” or “Unsatisfactory,” the Grantee’s unvested PSUs will be subject to review by the Incentive Compensation Review Committee (“ICRC”) for consideration of forfeiture. If the Grantee is no longer a covered employee or has left the Corporation, any unvested portion of the PSUs will also be subject to a risk review by the ICRC. The ICRC is generally comprised of senior managers and senior control managers.

In that event, as part of its review, ICRC will ask –

•	Did the Grantee’s score/rating reflect poor risk behavior by the Grantee in a prior year?

•	Did the Grantee receive an award in that year?

If the answer to both questions is yes, ICRC asks the following questions with respect to each of the designated prior years:

•	Financial Impact: How much did/will the issue cost the Company?

•	Reputational Impact: How much of a regulatory impact did/will it have on the Company?

ICRC selects the impact answer that falls into the highest category below to determine the impact forfeiture percentage.

Criteria	Metric	None	Low	Medium	High
Financial Impact
Reputational Impact

As used in this Attachment B, the term “Company” shall mean the Corporation and its Affiliates.

Then the ICRC asks how much, if any, control/responsibility the Grantee had regarding the situation. The answer to the last question determines the modifier to be applied to the impact forfeiture percentage.

Criteria	None	Indirect	Direct
The Grantee’s role & responsibility

Example[Insert Example] :

The ICRC will submit its recommendations to the Human Resources and Compensation Committee of the Corporation’s Board of Directors for final action and approval.